Exhibit 99.1

For information contact:

Gregory Mann, Chief Financial Officer

PLC Systems

508-541-8800

gmann@plcmed.com

PLC Systems Reports Fourth Quarter and Full Year 2013 Financial Results

RenalGuard® Sales Increase 18% for the full year to $1.3 million

MILFORD, Mass.—March 28, 2014 -- PLC Systems Inc. (OTCBB: PLCSF), a medical device company focused on innovative technologies for the cardiac and vascular markets, today reported financial results for the three and twelve months ended December 31, 2013.

For the year 2013, PLC reported revenues of $1,274,000, compared with total revenues of $1,080,000 for 2012, an increase of 18%. In the fourth quarter of 2013, total revenues were $205,000, a reduction from the $485,000 in the fourth quarter of 2012, a period that included recognition of previously-deferred revenues of $251,000 related to the company’s distributor in Italy and a large initial console stocking order to our distributor in Brazil. Fourth quarter 2013 revenues were comprised of $192,000 for single-use RenalGuard disposable sets and $13,000 for RenalGuard consoles shipped internationally, compared with $156,000 and $329,000, respectively, in the fourth quarter of 2012.

“2013 was an important year for our company and RenalGuard, even though sales during the fourth quarter fell somewhat when compared to the prior year period, which featured a large stocking order to Discomed, our distributor in Brazil. For the full year, we grew our RenalGuard franchise nicely, increasing revenues nearly 20%, and introducing more physicians to the benefits that RenalGuard can provide in helping address acute kidney injury in at-risk patients undergoing certain imaging procedures,” commented Mark Tauscher, president and chief executive officer of PLC Systems. “Of the estimated 7.0 million diagnostic and interventional imaging procedures performed worldwide each year that involve the use of contrast agents, we believe that 15% or approximately 1.0 million patients could be considered at-risk for CIN and thus benefit from RenalGuard.”

Mr. Tauscher added, “At the same time, we made progress in enrolling patients into our pivotal trial to support a Premarket Approval filing for RenalGuard with the U.S. Food and Drug Administration to reduce the onset of the acute kidney injury (AKI) known as Contrast-Induced Nephropathy, or CIN. We currently expect to reach the key milestone of enrolling the level of patients required for the sample set re-estimation by the middle of this year.

He concluded, “In addition, we raised approximately $4.35 million in net proceeds during 2013 through the issuance of convertible notes, common stock and warrants, enabling us to move forward with both international distribution and our U.S. clinical trial program.”

Highlights of 2013 include:

●	Initiation of a 60 patient clinical trial of RenalGuard’s efficacy in reducing contrast induced AKI in Japan. This trial is required in order for RenalGuard to be distributed in Japan.
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Initiating additional investigator-sponsored clinical trials of RenalGuard aimed at additional indications including one at the Tel Aviv Sourasky Medical Center in Israel by Dr. Yaron Arbel, the Director of the hospital's Cardio Vascular Research Center, evaluating the effectiveness of RenalGuard at preventing AKI in patients undergoing Transcatheter Aortic Valve Implantation (TAVI).

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Showcasing RenalGuard in two live cases broadcast from Israel and France, respectively, at Transcatheter Cardiovascular Therapeutics (TCT) 2013, the largest worldwide meeting for interventional cardiologists.

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Presentation at TCT 2013 of a survey by the Italian Society of Invasive Cardiology (GISE) demonstrating that RenalGuard is becoming the standard of care among Italian cardiologists in preventing CI-AKI.

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Expanding the U.S. and international patent protection for RenalGuard to bolster the company's intellectual property portfolio, with a total of 12 patents now issued worldwide, and another 12 patent applications filed worldwide

Financial Results

Gross profit for the fourth quarter of 2013 was $112,000 or 55.0% of revenues, compared with $252,000 or 52.0% of revenues in the same quarter of the prior year. The decrease in gross profit was attributable to the decrease in sales volume. Selling, general and administrative expense was $734,000 in the fourth quarter of 2013, consistent with the same period in 2012, and the company recorded research and development expense of $457,000 during the fourth quarter of 2013, compared with $414,000 in the fourth quarter of 2012. The increase reflects the pace of enrolling patients into the RenalGuard U.S. pivotal trial, which began in January 2012.

During the fourth quarter of 2013, the company recorded a gain on the changes in the fair value of convertible notes and warrants in the net amount of $5,101,000, as compared to $4,094,000 for the fourth quarter of 2012. As a result, net income for the fourth quarter of 2013 was $3,972,000, compared with net income for the fourth quarter of 2012 of $3,001,000.

For the year 2013, the company reported revenues of $1,274,000, compared with total revenues of $1,080,000 for 2011, an increase of 18%. Net income for 2013 was $3,499,000, or $0.05 per share ($0.03 per share on a diluted basis), which included net other income of $8,203,000, which was primarily attributable to the changes in fair value of the warrants and convertible notes, less extinguishment losses. This compares to a net loss for 2012 of $8,387,000, or $0.27 per share, which included net other expense of $4,262,000, which was primarily attributable to the changes in fair value of the warrants and convertible notes.

Cash and cash equivalents were $769,000 as of December 31, 2013, an increase of $511,000 from $258,000 as of December 31, 2012.

Based upon the current financial condition of the Company and the expectation of continued quarterly losses from operations during 2014, management is currently investigating ways to raise additional capital that can be completed in the next several weeks. The Company believes that its existing resources, based on its currently projected financial results, are sufficient to fund operations through April 2014.

About PLC Systems Inc.

PLC Medical Systems, Inc., the operating subsidiary of PLC Systems Inc., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC's lead product, RenalGuard®, significantly reduces the onset of CIN in at-risk patients undergoing certain cardiac and vascular imaging procedures. CIN is a form of acute kidney injury resulting from toxic contrast agents that occurs in 10% to 20% of at-risk patients. RenalGuard is CE-marked and is being sold in Europe and certain countries around the world via a network of distributors. Two investigator-sponsored studies in Europe have demonstrated RenalGuard's effectiveness at preventing CIN. The CIN-RG RenalGuard pivotal study is underway in the U.S. to support a planned Premarket Approval filing with the U.S. Food and Drug Administration. Additional company information can be found at www.plcmed.com.

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the "Forward Looking Statements" section of our Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Tables to follow

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenues	$205	$485	$1,274	$1,080
Cost of revenues	93	233	531	541
Gross profit	112	252	743	539

Operating expenses:
Selling, general and administrative	734	734	3,329	2,633
Research and development	457	414	2,118	2,031
Total operating expenses	1,191	1,148	5,447	4,664
Loss from operations	(1,079)	(896)	(4,704)	(4,125)
Other income (expense):
Interest expense	(73)	(186)	(337)	(555)
Foreign currency transaction gains	8	--	17	14
Financing costs associated with convertible notes	--	--	--	(80)
Change in fair value of warrant and options liabilities	3,772	1,900	6,964	(1,617)
Change in fair value of convertible notes	1,329	2,194	4,814	(2,024)
Loss from the extinguishment of convertible notes	--	--	(3,274)	--
Other income	15	(11)	19	--
Total other income (expense)	5,051	3,896	8,203	(4,262)
Net income (loss)	$3,972	$3,001	$3,499	$(8,387)

Net income (loss) per weighted average share, basic:	$0.03	$0.09	$0.05	$(0.27)
Net income (loss) per weighted average share, diluted:	$0.02	$0.09	$0.03	--
Weighted average shares outstanding:
Basic	125,000	32,434	77,061	31,139
Diluted	160,667	32,434	112,728	--

CONDENSED BALANCE SHEET

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$769	$258
Total current assets	1,517	1,020
Total assets	1,558	1,091
Total current liabilities	983	1,140
Total liabilities	8,200	13,038
Shareholders’ equity (deficit)	(6,642)	(11,947)

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